Registration No. 333-171220
Registration No. 333-171221

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-171220
Form S-8 Registration Statement No. 333-171221

UNDER
THE SECURITIES ACT OF 1933

Fortegra Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	58-1461399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330
Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

Fortegra Financial Corporation Employee Stock Purchase Plan
Fortegra Financial Corporation 2010 Omnibus Incentive Plan
(Full Title of the Plans)
.
Richard S. Kahlbaugh
President and Chief Executive Officer
Fortegra Financial Corporation
10151 Deerwood Park Boulevard, Building 100, Suite 330
Jacksonville, FL 32256
(Name and Address of Agent For Service)

(866) 961-9529
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Neil C. Rifkind, Esq.	Michael R. Littenberg, Esq.
Vice President, General Counsel and Secretary	Schulte Roth & Zabel LLP
Tiptree Financial Inc.	919 Third Avenue
New York, NY 10153	New York, New York 10022
780 Third Avenue, 21st Floor	(212) 756-2000
New York, New York 10017	212) 593-5955 - Facsimile
(212) 446-1400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

Fortegra Financial Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, par value $0.01 per share ( “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-171220, filed with the SEC on December 17, 2010, relating to the registration of 1,000,000 shares of Common Stock of the Company issuable under the Fortegra Financial Corporation Employee Stock Purchase Plan.

•
Registration Statement No. 333-171221, filed with the SEC on December 17, 2010, relating to the registration of 4,000,000 shares of the Common Stock of the Company issuable under the Fortegra Financial Corporation 2010 Omnibus Incentive Plan.

On August 11, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tiptree Operating Company, LLC ("Parent"), Caroline Holdings LLC and Caroline Merger Sub, Inc., which, at the time, was a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, and the Company became a wholly-owned subsidiary of Parent on December 4, 2014 (the “Merger”).
In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.
The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 4th day of December, 2014.

Fortegra Financial Corporation

By:	/s/ Richard S. Kahlbaugh
Name:	Richard S. Kahlbaugh
Title:	President and Chief Executive Officer

Signature	Title

/s/ Richard s. Kahlbaugh
Richard S. Kahlbaugh	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Walter P. Mascherin
Walter P. Mascherin	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael G. Barnes
Michael G. Barnes	Director

/s/ Geoffrey N. Kauffman
Geoffrey N. Kauffman	Director